Exhibit 21

Subsidiaries

NAME OF SUBSIDIARY	STATE OF INCORPORATION OR ORGANIZATION

Intervest National Bank	National Banking Association

Intervest Mortgage Corporation(1)	New York

I-Net Clearing House Corporation	New York

Intervest Statutory Trust II	Connecticut Business Trust

Intervest Statutory Trust III	Connecticut Business Trust

Intervest Statutory Trust IV	Delaware Business Trust

Intervest Statutory Trust V	Delaware Business Trust

(1)	This subsidiary was merged with and into Intervest Bancshares Corporation effective January 1, 2011 and was dissolved.